                           THE VALUE LINE CASH FUND
                             --------------------
                                Date 12/31/97

                                                       Month
                      1-DAY     7-DAY      30-DAY     To Date
                    --------   --------   --------   ---------
Div Per Share:      0.000143   0.000993   0.004230   0.004651

Annualized Yield:       5.24%      5.18%      5.15%      5.14%

Effective Yield:        5.38%      5.31%      5.27%      5.27%

                   -------------------------------------------

Dividend / Share:   1.000143   1.000993   1.004230    1.004651
                    --------   --------   --------   ---------